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                                                                       Exhibit 8

               [Letterhead of Vorys, Sater, Seymour and Pease LLP]


                                January 29, 2001

Park National Corporation                           Security Banc Corporation
50 North Third Street                               40 South Limestone Street
P.O. Box 3500                                       Springfield, Ohio 45502
Newark, Ohio  43058-3500                            Attn:  Harry O. Egger
Attn: C. Daniel DeLawder,                                  Chairman of the Board, President
         President and Chief Executive Officer             And Chief Executive Officer

Ladies and Gentlemen:

         Pursuant to Sections 8.01(d), 8.02(c) and 9.02(d) of the Agreement and Plan of Merger, dated as of November 20, 2000 (the "Agreement"), by and between Park National Corporation, an Ohio corporation ("Park"), and Security Banc Corporation, an Ohio corporation ("Security"), as a condition to the closing of the merger, under the laws of the State of Ohio, of Security with and into Park pursuant to the terms of the Agreement (the "Merger"), we hereby render our opinion as to certain of the federal income tax consequences of the Merger. Unless otherwise specified, all capitalized terms in this opinion have the meanings assigned to them in the Agreement.

         In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (i) the Agreement; (ii) the Park National Corporation Officer's Certificate dated as of the date hereof; and
(iii) the Security Banc Corporation Officer's Certificate dated as of the date hereof.

         In connection with our review of the Agreement and the Officers' Certificates described above (collectively, the "Officers' Certificates"), we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the uniformity with authentic originals of all documents submitted to us as copies, and the conformity to final versions of all documents submitted to us in draft version. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinions hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. Finally, we assume that all representations made to the knowledge of any person or entity or with similar qualification are true and correct as if made without such qualification.

                            DESCRIPTION OF THE MERGER
                            -------------------------

         The Agreement provides that the Merger will constitute a merger, under the laws of the State of Ohio, of Security with and into Park. Park will be the surviving corporation, and the separate corporate existence of Security will cease.

         As of the date and time at which the Merger becomes effective (the "Effective Time"), each of the Security Shares then issued and outstanding, other than Security Shares (i) held in the treasury of Security, (ii) held by Park, or (iii) as to which the holder thereof has asserted, as of the Effective Time, dissenters' rights in accordance with the provisions of Section 1701.85 of the Ohio General Corporation Law ("Security Dissenting Shares"), shall be converted into that number of Park Shares equal to the Exchange Ratio as defined in Section 2.01(b) of the Agreement.
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January 29, 2001
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         Each Security Share held in the treasury of Security immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and all rights in respect thereof shall cease to exist. All Security Shares beneficially owned by Park shall become treasury Park Shares. Holders of Security Dissenting Shares shall, upon the effectiveness of the Merger, have only such rights, if any, as they may have pursuant to Section 1701.85 of the Ohio General Corporation Law, and any amounts required by Ohio law to be paid to any holder of Security Dissenting Shares in fulfillment of such rights shall be paid by Park as the surviving corporation.

         Neither fractional Park Shares nor scrip for fractional Park Shares will be issued by Park in the Merger. In lieu thereof, each Security shareholder who would otherwise be entitled to receive a fractional Park Share shall receive an amount of cash equal to the product obtained by multiplying (a) the fractional Park Share interest to which such shareholder would otherwise be entitled by (b) the Average Closing Price of Park Shares, as determined pursuant to Section 2.02(e) of the Agreement.

         As a condition precedent to the consummation of the Merger, the Merger must qualify for the "pooling-of-interests" method of accounting. In order to so qualify, cash paid to holders of Security Dissenting Shares, holders of Park Dissenting Shares and in lieu of fractional shares must constitute, in the aggregate, less than ten percent (10%) of the total consideration payable in connection with the Merger.

                                 REPRESENTATIONS
                                 ---------------

         In connection with the Merger, the Officers' Certificates set forth the following representations:

         1.       The Merger is being effected for bona fide business reasons.

         2. The fair market value of the Park Shares to be received by the Security shareholders will be approximately equal to the fair market value of the Security Shares exchanged therefor.

         3. All the Security Shares outstanding immediately prior to the Merger will be exchanged solely for Park Shares, except for cash paid to holders of Security Dissenting Shares or in lieu of fractional Park Shares. To the best knowledge of the management of Security, the Security shareholders have no plan or intention to sell, exchange, or otherwise dispose of a number of Park Shares received in the transaction to Park or a person related to Park that would reduce the Security shareholders' ownership of Park Shares to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all formerly outstanding Security Shares as of the same date. For purposes of this representation, any Security Shares surrendered by holders of Security Dissenting Shares, or exchanged for cash in lieu of fractional Park Shares, will be treated as outstanding on the date of the transaction. Furthermore, any redemptions or extraordinary distributions by Security, prior to and in connection with the Merger, will be considered in making this representation. Finally, any acquisitions of Security Shares by a person related to Security, prior to and in connection with the Merger, with consideration other than either Security Shares or Park Shares, will be considered in making this representation.

         4. Neither Park nor a related person of Park has any plan or intention to reacquire any Park Shares issued in the Merger other than to acquire a small amount of Park Shares in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions).

         5. Park has no plan or intention to sell or otherwise dispose of any of the assets of Security acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").


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January 29, 2001
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         6.       The liabilities of Security assumed by Park in the Merger and the liabilities to which the transferred assets of Security are subject were incurred by Security in the ordinary course of its business.

         7. Following the Merger, Park will continue the historic business of Security or use a significant portion of Security's historic assets in a business.

         8. Whether or not the Merger is consummated, Park, Security and the Security shareholders will pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Agreement; provided, however, that Park and Security will share equally all expenses incurred in connection with filing, printing, and mailing the Joint Proxy Statement/Prospectus and related documentation, and Park will pay all fees due to regulatory authorities and the SEC in connection with the transactions contemplated by the Agreement.

         9. There is no intercorporate indebtedness existing between Security and Park that was issued, acquired or will be settled at a discount.

         10. Neither Park nor Security is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         11. Security is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         12. The fair market value of the assets of Security transferred to Park will equal or exceed the sum of the liabilities assumed by Park plus the amount of the liabilities, if any, to which the transferred assets are subject.

         13. The payment of cash in lieu of fractional Park Shares is solely for the purpose of avoiding the expense and the inconvenience to Park of issuing fractional Park Shares and does not represent separately bargained-for consideration. The total cash that will be paid in the Merger to the Security shareholders instead of issuing fractional Park Shares will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Security shareholders in exchange for their Security Shares. The fractional share interests of each Security shareholder will be aggregated, and no Security shareholder will receive cash in respect of fractional share interests in an amount equal to or greater than the value of one full Park Share.

         14. None of the compensation received by any Security shareholder-employees will be separate consideration for, or allocable to, any of their Security Shares; none of the Park Shares received by any Security shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any Security shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         15. The Merger will qualify as a statutory merger under the Ohio Revised Code.

                                   DISCUSSION
                                   ----------

         Section 368(a)(1)(A) of the Code defines a tax-free reorganization to include a statutory merger. Since the Merger will be a statutory merger under the laws of the State of Ohio, the statutory requirement is satisfied. Moreover, Security and Park each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.


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         In addition, certain non-statutory requirements have been imposed by the courts and by the Internal Revenue Service (the "Service") in determining whether reorganizations are in compliance with Section 368 of the Code. These include requirements that there be a business purpose for the reorganization, that there be a continuity of the business enterprise of the acquired corporation, and that the shareholders of the acquired corporation emerge with some continuing proprietary interest in the entity resulting from the reorganization.

         Section 1.368-2(g) of the Treasury Regulations (the "Regulations") provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As indicated in the Officers' Certificates, the Merger is being effected for bona fide business reasons. Accordingly, the Merger satisfies the business purpose requirement as set forth in the Regulations.

         Section 1.368-1(b) of the Regulations provides that a continuity of business enterprise is a prerequisite to a reorganization. Section 1.368-1(d) of the Regulations (and as modified by T.D. 8760) provides that continuity of business enterprise requires that the acquiring corporation or a related person either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. Accordingly, the continuity of business enterprise requirement is met with regard to the Merger, because Park will continue to serve as a holding company for Security's subsidiaries, and each Security subsidiary will continue its banking business.

         Generally, the continuity of interest test requires the owners of the acquired corporation to receive and maintain a meaningful equity in the surviving entity. The Service has issued final and temporary regulations (T.D. 8760 and 8761) providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the acquired corporation is preserved in the reorganization. In determining whether a substantial part of the value of the proprietary interest is preserved, the following transactions, in connection with the reorganization, are considered. First, under Section 1.368-1 of the Regulations, any acquisition by the acquiring corporation of acquired corporation stock for consideration other than stock, or, in connection with the reorganization, the redemption of acquiring corporation stock received by the shareholders of the acquired corporation (or the purchase of such acquiring corporation stock by a person related to the acquiring corporation), will be considered in determining whether a substantial proprietary interest is preserved. Second, under Section 1.368-1T of the Regulations, the acquisition by the acquired corporation, prior to and in connection with the plan of reorganization, of the stock of the acquired corporation with consideration other than stock of the acquired corporation or an extraordinary distribution made by the acquired corporation with respect to its stock, will be considered in determining whether a substantial proprietary interest is preserved. Third, under Section 1.368-1T of the Regulations, the acquisition by a person related to the acquired corporation, prior to and in connection with the plan of reorganization, of the stock of the acquired corporation with consideration other than stock of the acquired corporation or stock of the acquiring corporation, will be considered in determining whether a substantial proprietary interest is preserved. Generally, two corporations are related persons if either the corporations are members of the same affiliated group (without regard to the exceptions in Section 1504(b) of the Code), or the purchase of stock of one corporation by another corporation would result in the purchase being treated as a redemption of stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Section 1.1502-80(b) of the Regulations). Sales by the shareholders of the acquired corporation of stock of the acquiring corporation received in the transaction to unrelated persons occurring before or after a reorganization are disregarded.

         The Merger will satisfy the continuity of interest requirement. Park has represented that all the Security Shares outstanding immediately prior to the Merger will be exchanged solely for Park Shares, except for cash paid to holders of Security Dissenting Shares or in lieu of fractional Park Shares. As a condition precedent to the obligations of the parties under the Agreement, the Merger must qualify for the "pooling-of-interests" method of accounting. In order to so qualify, cash paid to holders of Security Dissenting Shares, holders of Park Dissenting Shares and in lieu of fractional Park Shares must constitute, in the aggregate, less than ten percent (10%) of the total consideration payable in connection with the Merger. Park has represented further that neither Park nor a related person of Park has any plan or intention, in connection with the plan of reorganization, to reacquire any Park Shares


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January 29, 2001
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issued in the Merger, other than to acquire a small amount of Park Shares in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions).

         Even though the Merger qualifies as a tax-free reorganization under
Section 368(a)(1)(A) of the Code, Security shareholders only receive Park Shares tax free in accordance with Section 354 of the Code. Because Security shareholders will be exchanging their Security Shares for Park Shares, and both of such corporations are parties to the reorganization, no gain or loss will be recognized under Section 354(a) of the Code.

         If a Security shareholder dissents to the Merger and receives solely cash in exchange for such shareholder's Security Dissenting Shares, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's Security Dissenting Shares, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the Security Dissenting Shares so redeemed. This gain or loss will be capital gain or loss if the Security Dissenting Shares were held by such shareholder as a capital asset at the time of the Merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of Security's current or accumulated earnings and profits.

         Under the tests of Section 302 of the Code, the redemption of a dissenting Security shareholder's Security Dissenting Shares generally will be treated as a dividend unless the redemption (i) results in a "complete termination" of such shareholder's direct or indirect stock interest in Park under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to such shareholder under Section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to such shareholder under Section 302(b)(1) of the Code.

         In order to determine whether there has been a complete termination, a substantially disproportionate redemption, or a redemption not essentially equivalent to a dividend with respect to a dissenting Security shareholder, it is necessary to consider the Park Shares owned by persons from whom ownership is attributed to such shareholder under the rules of Section 318 of the Code. Under
Section 318 of the Code, a shareholder is considered to own shares that are directly or indirectly owned by certain members of such shareholder's family or by certain trusts, partnerships or corporations in which such shareholder has an ownership or beneficial interest. Such shareholder is also considered to own any shares with respect to which he holds exercisable options. In certain cases, a dissenting Security shareholder may be deemed to own constructively the Park Shares held by persons who do not exercise dissenters' rights.

         Payment of cash to a Security shareholder in lieu of fractional Park Shares will be treated as if such Park Shares were distributed as part of the exchange and then redeemed by Park. The payment received by a Security shareholder will be treated as having been received as a distribution in full payment and exchange for the Park Shares redeemed as provided in Section 302(a) of the Code.

                                    OPINIONS
                                    --------

         Therefore, based on the description of the Merger in the Agreement, the representations set forth in the Officers' Certificates, the foregoing legal authorities, and the assumptions stated above, it is our opinion that:

         1.       The Merger will be a reorganization within the meaning of
                  Section 368(a)(1)(A) of the Code. Each of Security and Park will be a "party to the reorganization" within the meaning of
                  Section 368(b) of the Code.

         2. No gain or loss will be recognized by Security upon the transfer of its assets to Park in exchange for Park Shares and the assumption by Park of the liabilities of Security.
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January 29, 2001
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         3.       No gain or loss will be recognized by Park on the receipt of the assets of Security in exchange for Park Shares and the assumption by Park of the liabilities of Security.

         4. The basis of the assets of Security in the hands of Park will be the same as the basis of such assets in the hands of Security immediately prior to the Merger.

         5. The holding period of the assets of Security to be received by Park will include the period during which the assets were held by Security.

         6. No gain or loss will be recognized by the Security shareholders upon the receipt of Park Shares in exchange for their Security Shares.

         7. The basis of the Park Shares to be received by a Security shareholder will be the same as the basis of the Security Shares surrendered in exchange therefor.

         8. The holding period of the Park Shares to be received by a Security shareholder will include the period during which the Security Shares surrendered in exchange therefor were held, provided the Security Shares are a capital asset in the hands of the Security shareholder at the time of the Merger.

         9. If a Security shareholder dissents to the Merger and receives solely cash in exchange for such shareholder's Security Dissenting Shares, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's Security Dissenting Shares, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the Security Dissenting Shares so redeemed. This gain or loss will be capital gain or loss if the Security Dissenting Shares are held by such shareholder as a capital asset at the time of the Merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of Security's current or accumulated earnings and profits.

         10. Payment of cash to a Security shareholder in lieu of fractional Park Shares will be treated as if such fractional Park Shares were distributed as part of the exchange and then redeemed by Park. The payment received by a Security shareholder will be treated as having been received as a distribution in full payment and exchange for the share redeemed as provided in Section 302(a) of the Code, unless such distribution is essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code.

                                                     * * *

         Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States. Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a Security shareholder in light of that shareholder's particular status or circumstances, including, without limitation, Security shareholders that are (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans, (vi) dealers in securities, (vii) persons subject to the alternative minimum tax, (viii) persons whose Security Shares were acquired pursuant to the exercise of employee stock options or otherwise as compensation,
(ix) persons who receive Park Shares other than in exchange for Security Shares, or (x) persons who hold Security Shares as part of a hedge, straddle or conversion transaction.


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January 29, 2001
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         Our opinion is based on the understanding that the relevant facts, as of the Effective Time, will be as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is also based on the Code, Regulations, case law, and Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that after any such change our opinion would not be different. Our opinion is not binding on the Service, and no ruling has been, or will be, requested from the Service as to any federal income tax consequence described above. We undertake no responsibility to update or supplement this opinion.

         The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references to us in the Joint Proxy Statement/Prospectus contained in the Registration Statement under the captions "Summary - The Merger
- Federal Income Tax Consequences," "The Merger - Federal Income Tax Consequences of the Merger" and "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                      Sincerely,

                                      /s/ Vorys, Sater, Seymour and Pease LLP

                                      Vorys, Sater, Seymour and Pease LLP